Exhibit 99.1

For Immediate Release

Aleritas Capital Announces 2007 Earnings and

Schedules Financial Results Conference Call

OVERLAND PARK, KS, March 12, 2008 – Brooke Credit Corporation d/b/a Aleritas Capital Corp. (OTCBB: BRCR; BRCRW; BRCRU) today reported 2007 earnings. Management will host an investor and analyst conference call to discuss these results on:

Date:	Friday, March 14, 2008
Time:	10:00 AM ET (9:00 AM CT)
Dial-in-number:	(877) 627-6562 (United States and Canada); (719) 325-4914 (Internationally)
Conference Call ID:	Ask for the Aleritas Capital Conference Call or ID 1954544
Webcast:	http://ir.aleritascapital.com (If you are unable to listen to the live call, it will be archived on the Company’s website.)

Net earnings for the 12 months ended December 31, 2007 totaled $6.3 million, or 24 cents per diluted share, on revenues of $32.9 million, compared to net earnings of $7.0 million, or 26 cents per diluted share, on revenues of $24.2 million for the same period in the prior year. For this 12 month period, total revenues increased approximately 36 percent and total earnings decreased approximately 9 percent.

During 2007, the Company incurred approximately $2.2 million in non-cash compensation expense related to the grant of restricted stock to the Company’s executives, most of which were in connection with the merger with Oakmont Acquisition Corp. 1,186,537 shares issued were not newly issued shares and as a result did not increase the total outstanding share count of the Company. Only 126,239 shares were newly issued shares, which were issued in the 4th quarter under the Company’s equity incentive plan. Adjusting 2007 earnings for this compensation expense, results in net earnings of approximately $7.7 million, or an increase of approximately 10% over the comparable period in 2006.

During 2007, the Company originated approximately $315.3 million in new loans and experienced principal payments on its loan portfolio of approximately $120.4 million. The Company’s loan portfolio balances as of December 31, 2007 totaled approximately $678.2 million, which represents an increase in loan portfolio balances of approximately 40% over loan portfolio balances of $483.3 million on December 31, 2006.

Leading into 2008, the Company has significantly higher loan loss reserves against loan balances held in its inventory. During 2007, the Company established a loan loss reserve of approximately $1.6 million against these balances. Additionally, the Company incurred a $4.7 million pre-tax impairment loss on its securities balances, related to an increase in its loss estimate related to impaired loans owned by the Company’s qualified special purposes entities.

During 2007, the Company increased its prepayment assumption associated with the calculation of the carrying value of its securities, interest-only strip receivables, and servicing asset balances from 10% to 12% which resulted in a $779,000 impairment loss.

The Company also reported that it did not achieve the adjusted earnings target in 2007 which would have qualified Brooke Corporation, its largest shareholder, for an additional 4,000,000 of newly issued shares in Aleritas Capital which would have diluted existing shareholders. As a result of the Company not achieving this earnings target, the average shares outstanding as of December 31, 2007 totaled approximately 25,849,137 as compared to 29,849,137 if the earn-out would have been achieved.

About the Company… Aleritas Capital is a specialty finance company that originates loans to insurance agencies and insurance-related businesses. Loans are mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by the Company with the Securities and Exchange Commission. A more complete description of the Company’s business is provided in the Company’s reports and registration statements, which are available from the Company without charge at www.aleritascapital.com or at www.sec.gov.

Contact Info:
Aleritas Capital Corporation
Anita Larson, Chairman and Chief Operating Officer
913-323-9200 anita.larson@aleritascapital.com

The Equity Group, Inc
Adam Prior, Vice President
212-836-9606 aprior@equityny.com

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